Exhibit 99.2

Dunkin’ Brands Announces Dividend Increase in 2016 First Quarter

CANTON, Mass. (February 4, 2016) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ Donuts (DD) and Baskin-Robbins (BR), today announced that its Board of Directors has declared a quarterly cash dividend of $0.30 per share of common stock, an increase of over 13 percent from the prior quarter. The dividend is payable on March 16, 2016 to shareholders of record at the close of business on March 7, 2016.

    “With today's announcement, we have now doubled the amount of our quarterly dividend since first instituting the dividend in 2012,” said Paul Carbone, Chief Financial Officer, Dunkin’ Brands. "This dividend increase, combined with our current share repurchase program, reflects our confidence in the future of our business and our commitment to delivering shareholder return."

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About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the fourth quarter 2015, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,700 Dunkin' Donuts restaurants and more than 7,600 Baskin-Robbins restaurants.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Director, Investor Relations	Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200